SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ---------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       ---------------------------------


                        DATE OF REPORT: FEBRUARY 9, 2004

                                  FINDWHAT.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    Nevada                           0-30428                   88-0348835
    ------                           -------                   ----------
(STATE OR OTHER                 (COMMISSION FILE NO.)         (IRS EMPLOYER
JURISDICTION OF                                           IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)

                        5220 Summerlin Commons Boulevard
                            Fort Myers, Florida 33907
                                 (239) 561-7229
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



                                 Not Applicable
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On February 9, 2004, FindWhat.com, a Nevada corporation (the "Company", "we", "our", or "us"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated February 9, 2004, among, Who Merger Corp. and Espotting Media Inc., a Delaware corporation and one of Europe's leading paid listings providers ("Espotting"), pursuant to which Who Merger Corp., our wholly-owned subsidiary, will be merged with and into Espotting (the "Merger"). Pursuant to the Merger, each outstanding share of Espotting will receive as consideration a number of shares of our common stock equal to 7,000,000 shares divided by the number of outstanding shares of Espotting common stock as of the effective time of the Merger, other than shares held in the treasury of Espotting, and a pro rata share of $20,000,000 in cash, subject to a net asset value adjustment. The Merger reflects an aggregate purchase price of approximately $150 million based on the average closing price of our common stock on February 6, 2004. We will also issue options and warrants to purchase an estimated 800,000 shares of our common stock to Espotting employees and affiliates in exchange for the Espotting options and warrants then outstanding. The Merger is subject to customary closing conditions. Although the Merger is expected to be completed July 1, 2004 and some of the closing conditions have been satisfied, there still can be no assurance that the Merger will be completed at that time, if at all.

         If consummated, the cash portion of the Merger will be funded from our cash on hand and the shares will be newly issued shares of common stock. We intend to file a shelf registration statement on Form S-3 in order to cover resales of the shares of our common stock issued to those stockholders of Espotting who are deemed our affiliates at the time of closing of the Merger. The Merger will be accounted for as a purchase business combination and allocation of the purchase price will be determined based on fair market valuation of the net assets acquired on the date the Merger is consummated.

         In addition, all of the outstanding Espotting stock options, including options to purchase approximately 672,000 shares of Espotting common stock held by Espotting's senior management at a weighted exercise price of $1.52 per share, will become immediately exercisable and are included in the estimated 800,000 options and warrants to be exchanged at closing, as described above. Under the terms of the Merger Agreement, we agreed to indemnify the officers, directors, employees and agents of Espotting and its subsidiaries against all judgments, fines, losses, claims, damages, costs or expenses or liabilities arising from their positions relating to any act or omission occurring at or prior to closing. We also agreed to continue to pay the insurance premiums on the directors and officers insurance policies for all of the current directors and officers of Espotting for six years for an aggregate amount of up to 300% of the current policy premiums.

         The transaction has been negotiated at arms-length between our management and Espotting's management. There was no material relationship between the shareholders of Espotting and us or any of our affiliates, directors, or officers, or any associate of the foregoing, prior to the start of negotiations between us and Espotting.

         The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004 and incorporated herein by reference.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         A copy of the press release entitled, "FindWhat.com Signs Amended Merger Agreement with Espotting" is attached as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004.

         On June 7, 2004, the Company issued a press release entitled, "FindWhat.com and Espotting Shareholders Approve Merger" announcing that two of the closing conditions, the approval of the Merger by the Company's stockholders and Espotting's stockholders, had been satisfied on June 4, 2004 and June 2, 2004, respectively. A copy of the press release announcing the stockholder approvals is attached hereto as Exhibit 99.2.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          (a)  FINANCIAL STATEMENTS OF ESPOTTING MEDIA INC.

          Report of Independent Auditors                                    F-1

          Consolidated Balance Sheets at March 31, 2004 and 2003            F-2

          Consolidated Statements of Operations for the years ended         F-3
          March 31, 2004, 2003 and 2002

          Consolidated Statements of Stockholders' Deficit for the years
          Ended March 31, 2004, 2003 and 2002                               F-4

          Consolidated Statements of Cash Flows for the years ended
          March 31, 2004, 2003 and 2002                                     F-5

          Notes to Consolidated Financial Statements                        F-6

          (b)  PRO FORMA FINANCIAL INFORMATION

          Unaudited Pro Forma Condensed Consolidated Financial Data         F-21

          Unaudited Pro Forma Condensed Consolidated Balance Sheet
          as of March 31, 2004                                              F-23

          Unaudited Pro Forma Condensed Consolidated Statement of
          Operations for the year ended December 31, 2003 and the three
          Months ended March 31, 2004                                       F-24

          Notes to Unaudited Pro Forma Condensed Consolidated Financial
          Statements                                                        F-26

         (c)  EXHIBITS

             Exhibit No.                        Description
             -----------                        -----------

                2.1 Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and Espotting Media Inc., dated February 9, 2004. (Reference is made to Exhibit 2.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004, and incorporated herein by reference.)

               23.1           Consent of Independent Auditors

               99.1 Press Release, dated February 9, 2004, entitled "FindWhat.com Signs Amended Merger Agreement with Espotting." (Reference is made to Exhibit 99.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on
                              February 10, 2004, and incorporated herein by reference.)

                99.2 Press Release, dated June 7, 2004, entitled "FindWhat.com and Espotting Shareholders Approve Merger."

REPORT OF INDEPENDENT AUDITORS


To: The Board of Directors and Stockholders of Espotting Media Inc.


We have audited the accompanying consolidated balance sheets of Espotting Media Inc. as of March 31, 2004 and 2003, and the related consolidated statements of income, stockholders' deficit and statements of cash flows for each of the three years in the period ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Espotting Media Inc. as at March 31, 2004 and 2003, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended March 31, 2004, in conformity with U.S. generally accepted accounting principles.





                                              Ernst & Young LLP
London, England
June 7, 2004

                                                    ESPOTTING MEDIA INC.
                                              CONSOLIDATED BALANCE SHEETS
                                             AS AT MARCH 31, 2004 AND 2003
                                       (IN THOUSANDS, EXCEPT SHARES AND PAR VALUES)

                                                                                             2004              2003
                                                                                             ----              ----
ASSETS

Current assets
    Cash and cash equivalents                                                             $ 6,752           $   724
    Accounts receivable, less allowance for doubtful accounts of $2,336 and                16,361             9,134
    $1,187 at March 31, 2004 and 2003 respectively
    Prepaid expenses and other current assets                                               1,962             2,424
                                                                                    -------------- -----------------
Total current assets                                                                       25,075            12,282

Equipment and furniture - net                                                               2,668             1,484

Deferred Financing Costs, net of accumulated amortization of $169 and $168  at
March 31, 2004 and 2003 respectively                                                          530               624
Other assets                                                                                  829             3,114
                                                                                    -------------- -----------------

Total assets                                                                              $29,102           $17,504
                                                                                    ============== =================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
    Bank overdraft                                                                           $ 33            $1,153
    Accounts payable and accrued expenses                                                  25,782            14,762
    Accounts payable and accrued expenses to related party                                    604               126
    Due to factor                                                                           1,635               824
    Deferred revenue                                                                        3,444             3,071
    Short-term debt                                                                         6,950                79
    Current portion long-term debt                                                              9
    Current portion long-term debt, related party                                              --               236
    Current portion of capital lease obligations                                              111               135
                                                                                    -------------- -----------------
Total current liabilities                                                                  38,568            20,386

Long-term debt                                                                             15,436            13,265
Long-term debt to related party                                                               730               628
Capital lease obligations, less current portion                                                18               106
                                                                                    -------------- -----------------
Total liabilities                                                                          54,752            34,385
                                                                                    -------------- -----------------
Commitments and contingencies

STOCKHOLDERS' DEFICIT
    Common stock, $.01 par value; authorized, 15,000,000 shares; issued and outstanding 11,501,692 and 11,501,692 shares on March 31, 2004 and 2003
                                                                                              115               115
    Additional paid-in capital                                                              5,644             5,644
    Accumulated other comprehensive (loss) income                                          (2,668)             (494)
    Accumulated deficit                                                                   (28,741)          (22,146)
                                                                                    -------------- -----------------

Total stockholders' deficit                                                               (25,650)          (16,881)
                                                                                    -------------- -----------------

Total liabilities and stockholders' deficit                                               $29,102           $17,504
                                                                                    ============== =================

        The accompanying notes are an integral part of these statements.

                                                       ESPOTTING MEDIA INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  FOR THE YEARS ENDED MARCH 31,
                                        (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


                                                                           2004              2003              2002
                                                                           ----              ----              ----
Revenues                                                            $   108,449       $    44,211        $    5,355
                                                                ----------------------------------------------------
Operating expenses
   Search serving                                                         2,601             1,946               952
   Marketing, sales and service                                          81,869            37,526             8,991
   General and administrative                                            24,931            14,284             1,866
   Financing costs                                                        3,386             1,355               518
                                                                ----------------------------------------------------

Total operating expenses                                                112,787            55,111            12,327
                                                                ----------------------------------------------------

Loss from operations                                                     (4,338)          (10,900)           (6,972)

Other income (expense)
   Exchange rate gain (loss)                                                  4               114               (62)
   Interest expense                                                      (2,268)           (1,309)             (216)
   Interest income                                                            7                17                19
                                                                ----------------------------------------------------

Net loss                                                            $    (6,595)      $   (12,078)       $   (7,231)
                                                                ====================================================

Loss per share
Basic and diluted                                                   $     (0.57)      $     (1.05)       $     (.78)
                                                                ====================================================

Weighted-average number of common
  shares outstanding
Basic and diluted                                                    11,501,692        11,450,484         9,303,449
                                                                ====================================================

        The accompanying notes are an integral part of these statements.

                                                            ESPOTTING MEDIA INC.
                                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                                     (IN THOUSANDS, EXCEPT SHARE DATA)


                                                           Common Stock    Additional      Accumu-    Accumulated
                                                                             Paid-In        lated      Other Comp
                                                          Shares   Amount    Capital       Deficit    Income (loss)     Total
                                                    ----------------------------------------------------------------------------
Balance at April 1, 2001                                8,333,994    $83      $1,502       $(2,837)       $1,007          $(245)
                                                    ----------------------------------------------------------------------------
Comprehensive income (loss)
---------------------------
Net loss                                                                                    (7,231)                      (7,231)
Foreign currency translation adjustment                                                                     (193)          (193)
                                                                                                                   -------------
Total comprehensive income (loss)                                                                                        (7,424)
                                                                                                                   -------------
Issuance of common stock and warrants in connection
  with private placement                                2,375,100     24       2,579                                      2,603
                                                    ----------------------------------------------------------------------------
Balance at March 31, 2002                              10,709,094    107       4,081       (10,068)          814         (5,066)
                                                    ----------------------------------------------------------------------------
Comprehensive income (loss)
---------------------------
Net loss                                                                                   (12,078)                     (12,078)
Foreign currency translation adjustment                                                                   (1,308)        (1,308)
                                                                                                                   -------------
Total comprehensive income (loss)                                                                                       (13,386)
                                                                                                                   -------------
Issuance of common stock and warrants in connection
  with private placement                                  792,598      8       1,563                                      1,571
                                                    ----------------------------------------------------------------------------
Balance at March 31, 2003                              11,501,692    115       5,644       (22,146)         (494)       (16,881)
                                                    ----------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)
---------------------------
NET LOSS                                                                                    (6,595)                      (6,595)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                                                                   (2,174)        (2,174)
                                                                                                                   -------------
TOTAL COMPREHENSIVE INCOME (LOSS)                                                                                        (8,769)
                                                                                                                   -------------
                                                    ----------------------------------------------------------------------------
BALANCE AT MARCH 31, 2004                              11,501,692   $115      $5,644      $(28,741)      $(2,668)      $(25,650)
                                                    ============================================================================

         The accompanying notes are an integral part of this statement.

                                                            ESPOTTING MEDIA INC.
                                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       FOR THE YEARS ENDED MARCH 31,
                                                               (IN THOUSANDS)

                                                                            2004              2003               2002
                                                                            ----              ----               ----
Cash Flows from Operating Activities

    Net loss                                                                $(6,595)        $(12,078)          $(7,231)
    Adjustments to reconcile net loss to net cash
    used in operating activities
          Depreciation and amortization                                         915              476               121
          Bad debt expense                                                      917              938                30
          Loss on disposal of fixed assets                                       --                9                --
          Changes in operating assets and liabilities
          Accounts receivable                                                (6,812)          (6,957)           (2,338)
          Prepaid expenses and other current assets                             888              281            (2,492)
          Deferred charges                                                      169             (320)             (309)
          Other assets                                                        2,752           (2,982)             (169)
          Accounts payable and accrued expenses                               9,197           10,064             3,487
          Deferred revenue                                                      (77)           2,850               (19)
                                                                   ----------------- ----------------- ----------------
     Net Cash provided by (Used in) Operating Activities                      1,354           (7,719)           (8,919)
                                                                   ----------------- ----------------- ----------------

Cash Flows from Investing Activities

     Purchase of equipment and furniture                                     (1,753)          (1,025)             (221)
                                                                   ----------------- ----------------- ----------------

Cash Flows from Financing Activities

     Net proceeds from bank overdraft                                        (1,308)           1,152                (9)
     Net proceeds on factor credit facility                                     676              824                --
     Proceeds from issuance of loan notes                                     7,920            6,192             7,323
     Proceeds from issuance of loan notes to related party                       --              219               567
     Payments made on loans                                                  (1,430)            (864)               --
     Net proceeds from private placements                                        --            1,437             2,603
     Principal payments made on capital lease obligations                      (145)            (132)              (24)
                                                                   ----------------- ----------------- ----------------

     Net Cash Provided by Financing Activities                                5,713            8,828            10,460
                                                                   ----------------- ----------------- ----------------

                                                                   ----------------- ----------------- ----------------
Effect of exchange rate changes on cash                                         714             (560)             (119)
                                                                   ----------------- ----------------- ----------------

(Decrease) increase in Cash and Cash Equivalents                              6,028             (476)            1,201

Cash and Cash Equivalents, Beginning of Period                                  724            1,201                --
                                                                   ----------------- ----------------- ----------------

Cash and Cash Equivalents, End of Period                                    $ 6,752         $    724           $ 1,201
                                                                   ================= ================= ================
Interest Paid                                                               $ 1,090         $    405           $   170

Income Taxes Paid                                                           $    --         $     --           $    --

        The accompanying notes are an integral part of these statements.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



NOTE A - NATURE OF BUSINESS

         Espotting was organized under the laws of the State of Delaware on February 28, 2000 under the name of Espotting.com Inc. On March 28, 2001 the Company changed its name from Espotting.com Inc. to Espotting Media Inc. (Espotting).

         Espotting and its subsidiaries (collectively, the "Company") are developers and providers of performance-based marketing services for the Internet. Espotting currently offers performance based services through the Espotting network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The Company has operations in the United Kingdom, France, Germany, Spain, Italy, Ireland, Denmark, Norway and Sweden. The Company operates in one reportable business segment.


NOTE B - STOCK INCENTIVE PLANS

         In May 2001, the Board of Directors of the Company adopted the Espotting Media Inc. Share Option Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with United Kingdom Inland Revenue requirements, the Company limits the fair value of the awards to (pound)100 per individual at the time of the grant. Awards under the Plan consist only of incentive stock options, intended to qualify under the relevant sections of the Inland Revenue Rules.

         In April 2002, the Board of Directors of the Company adopted the Espotting Media Inc. European Share Option and Warrant Plan. While the plan does not limit the number of shares reserved and available for distribution, to keep the plan tax compliant with United Kingdom Inland Revenue requirements, the Company limits the fair value of the awards to (pound)100,000 per individual at the time of the grant. Awards under the Plan consist of qualified stock options and warrants.

         During the years ended March 31, 2004, 2003 and 2002, the Company granted options to employees and directors totaling approximately 114,500, 1,027,682 and 1,046,832 respectively, and granted no options to non-employees. The options issued to employees and directors in 2004, 2003 and 2002 vest one-third on the anniversary of the first date of employment and thereafter as to one-third on each of the following anniversaries and expire in ten years.

         Stock option activity under the Plans during the years ended March 31, 2004, 2003 and 2002 is summarized below:

                                            Options         Weighted-average
                                                             exercise price
       Balance April 1, 2001                        --
         Granted                             1,046,832              $1.45
                                             ---------

       Balance March 31, 2002                1,046,832               1.45
          Granted                            1,027,682               1.85
                                             ---------

       Balance March 31, 2003                2,074,514               1.65
          Granted                              114,500               3.79
                                               -------

       Balance March 31, 2004                2,189,014              $1.76
                                             =========

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



NOTE B - STOCK INCENTIVE PLANS (CONTINUED)

         The following table summarizes information concerning currently outstanding and exercisable stock options under the Plans:

         As of March 31, 2002:

                                                    Weighted-
                                                     average       Weighted-                                 Weighted-
              Range                                 remaining       average                                   average
           of exercise              Number         contractual     exercise                  Number          exercise
              price              outstanding       life (years)      price                 exercisable         price

           $1.45 - $1.97          1,038,332              9.3             $1.45                 --             $--
           $1.98 - $2.00              8,500              9.8              2.00                 --              --
                               --     -----

               Total              1,046,832              9.3             $1.45                 --             $--
                                  =========              ===             =====                                 ==


         As of March 31, 2003:

                                                    Weighted-
                                                     average         Weighted-                           Weighted-
              Range                                 remaining         average                             average
           of exercise              Number         contractual       exercise            Number          exercise
              price              outstanding       life (years)        price           exercisable         price

          $1.45 - $1.97         1,467,847               8.5             $1.45            346,144           $1.45
          $1.98 - $2.00           211,667               9.1              2.00              2,835            2.00
          $2.01 - $2.20           393,000               9.5              2.20                 --              --
          $3.61 - $4.00             2,000               9.6              4.00                 --              --
                             -------------                                          -------------

              Total             2,074,514               8.7             $1.65            348,979           $1.45
                                =========               ===             =====            =======           =====

         As of March 31, 2004:

                                                    Weighted-
                                                     average         Weighted-                             Weighted-
              Range                                 remaining         average                               average
           of exercise              Number         contractual       exercise            Number            exercise
              price              outstanding       life (years)        price           exercisable           price

          $1.45 - $1.97          1,467,847              7.7             $1.45            792,341             $1.45
          $1.98 - $2.00            211,667              8.4              2.00             70,905              2.00
          $2.01 - $2.20            406,500              8.8              2.20            119,846              2.20
          $3.61 - $4.00            103,000              9.8              4.00                667              4.00
                              -------------                                         -------------

              Total              2,189,014              8.1             $1.76            983,759             $1.58
                                 =========              ===             =====            =======             =====

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE B - STOCK INCENTIVE PLANS (CONTINUED)


        The fair value of the Company's stock options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                  For the year
                                                 ended March 31
                                       2004             2003          2002
                                       ----            -----         -----

        Volatility                       1%              1%             1%
        Risk-free rate               4.0860%         4.0860%        4.0860%
        Expected life               10 years        10 years       10 years
        Annual forfeiture rate          0%              0%             0%
        Expected dividends              0%              0%             0%



        The weighted-average fair value of the options granted during the years ended March 31, 2004, 2003 and 2002 was $1.21, $0.56 and $0.48,
        respectively, and the weighted-average exercise price was $3.79, $1.85 and $1.45 respectively.

        If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed by SFAS No. 123, then the Company's net loss and net loss per share would be increased to the pro forma amounts indicated below:

                                                                           Year ended March 31
                                                                       2004           2003            2002
                                                                       ----           ----            ----
        Net loss, as reported                                       $(6,595)      $(12,078)         $(7,231)
        Deduct:  Total stock-based employee compensation
        expense determined under fair value based method for
        all awards, net of related tax effects                          246            448              225
                                                                ------------ -------------- ---------------
        Pro forma net loss                                          $(6,841)      $(12,526)         $(7,456)
                                                                ============ ============== ===============
        Loss per share:
            Basic and diluted--as reported                           $(0.57)        $(1.05)           $(.78)
                                                                     =======        =======           ======
            Basic and diluted--pro forma                             $(0.59)        $(1.09)           $(.80)
                                                                     =======        =======           ======

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   1.  Basis of Presentation

       The consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

   2.  Cash and Cash Equivalents


       Cash equivalents consist of highly liquid investments with original maturities of three months or less.


   3.  Accounts Receivable


       Accounts receivable are recorded at face value, less an allowance for doubtful accounts. Accounts receivable includes credit card receipts not yet processed at the year end. The allowance for doubtful accounts is an estimate calculated based on an analysis of current business and economic risks, customer credit-worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. The allowance is reviewed on a consistent basis to ensure that it adequately provides for all reasonably expected losses in the receivable balances. An account may be determined to be uncollectible if all collection efforts have been exhausted, the customer has filed for bankruptcy and all recourse against the account is exhausted, or disputes are unresolved and negotiations to settle are exhausted. This uncollectible amount is written off against the allowance.


   4.  Equipment and Furniture

       Equipment and furniture are stated at cost and depreciated using the straight-line method over the estimated useful lives for the respective assets, which range from three to five years. Depreciation expense consists of depreciation of office equipment, computer equipment, fixture & fittings, and leased assets.

   5.  Revenues

       Revenues are recognized when an internet user clicks on a customer's listing on a website. Customers purchase priority placement on search results by making or committing to make a payment to the Company based on a fixed amount for each click-through. Click-through Revenue is recorded net of sales discounts and recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with the Company or collection is probable.

   6.  Operating Expenses

       Search serving expenses consist primarily of costs associated with designing and maintaining the Espotting Media Inc. network, and fees paid to telecommunications carriers for Internet connectivity. Costs associated with maintaining the network include salaries of related technical personnel, depreciation of related computer equipment, co-location charges for our network equipment, and software license fees.

       Marketing, sales and service expenses consist primarily of amounts paid to third parties as commissions for distributing our search results, advertising and promotional expenditures.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       General and administrative expenses consist primarily of payroll and related expenses for all Company employees and directors with the exception of technical personnel; insurance; recruiting fees; bad debt; fees for professional services, including consulting, legal, and accounting fees; expenses and fees associated with the statutory reporting and other obligations of a company; travel costs; and depreciation of furniture and equipment for non-technical employees.

   7.  Use of Estimates

       The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   8.  Deferred finance costs

       Costs relating to obtaining Loan A and B were capitalized and are being amortized over the term of the related debt using the straight-line method, which is not materially different than the effective yield method. When a loan is paid in full before its stated maturity, any unamortized financing costs are removed from the related accounts and charged to operations. Amortization of deferred finance costs were $142, $148, and $20 in 2004, 2003 and 2002 respectively.

       The Company issued 66,795 shares of common stock in exchange for commission charged in the amount of $134 by a third party with respect to the loan notes issued during the year ended March 31, 2003. Amortization of commission was $27, $20, and $Nil in 2004, 2003 and 2002 respectively.

   9.  Deferred Revenue

       Deferred revenue represents advance deposits made by customers against future click-throughs for keyword advertisements.

   10. Foreign currency translation

       The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars from their functional currency in the accompanying consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Generally, the functional currency of the Company's international subsidiaries is the local currency. Balance sheet accounts are translated at period-end exchange rates while income and expenses are translated at the average of the exchange rates in effect during the period. Translation gains or losses that related to the net assets of the subsidiaries are shown as a separate component of stockholders' deficit and comprehensive loss.

   11. Accounting for Stock-Based Compensation

       The Company follows Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       to Employees," and related interpretations, in accounting for employee stock options. As opposed to SFAS No. 123, which is a fair value-based method, APB No. 25 provides that compensation expense related to the Company's employee stock options be measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that elect to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

       In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. See Note B for the disclosures required by this standard at March 31, 2004.


   12. Advertising Costs

       Advertising costs are expensed when incurred. Advertising expense for the years ended March 31 2004, 2003, and 2002 were approximately $471, $211 and $171, respectively.

   13. Income Taxes

       Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities, loss carry forwards, and tax credit carry forwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

   14. Impairment of Long Lived Assets

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE D - EQUIPMENT AND FURNITURE

       Equipment and furniture at March 31, consisted of the following:

                                                                           2004              2003
                                                                           ----              ----
       Office equipment                                                 $   123          $   78
       Computer equipment                                                 3,055           1,077
       Fixture & fittings                                                   502             353
       Assets held under capital leases - computer equipment                490             421
                                                                  --------------- ----------------

                                                                          4,170           1,929

       Less accumulated depreciation and amortization                    (1,502)           (445)
                                                                  --------------- ----------------

                                                                        $ 2,668          $1,484
                                                                  =============== ================


       Depreciation charges were approximately, $922 and $328 in 2004 and 2003 respectively.

       Accumulated amortization of the leased computer equipment at March 31, 2004 and 2003 was approximately $305 and $156 respectively. Amortization of assets under capital leases included in depreciation expense for the year ended March 31, 2004 and 2003 was $113 and $129 respectively.


NOTE E - OTHER ASSETS

       Other assets at March 31 consisted of the following:

                                                                       2004                2003
                                                                       ----                ----
       Prepayments greater than one year                              $555               $2,888
       Rent deposits                                                   274                  226
                                                             ---------------- -------------------

                                                                      $829               $3,114
                                                             ================ ===================

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE F - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

       Accounts payable and accrued expenses at March 31, consisted of the following:

                                                    2004              2003
                                                    ----              ----

         Trade creditors                         $15,908            $8,034
         Affiliation fees                            750             3,314
         Accrued interest payable                  2,271               956
         Other tax and social security               653               756
         Value added tax payable                   2,372               585
         Accrued bonus                             1,589               311
         Other current liabilities                 2,239               806
                                             --------------------------------

                                                 $25,782          $ 14,762
                                             ================================


NOTE G - DUE TO FACTOR

       On October 4, 2002, a subsidiary, Espotting Media (UK) Ltd, entered into an asset securitization program with a large finance company to sell all its trade accounts receivable subject to approval of the finance company. The transaction does not qualify as a sale under the terms of Financial Accounting Standards Board Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Advances for securitized receivables are made pursuant to a credit facility with a $1,826 ((pound)1,000 fixed in pounds) limit. The contract and credit facility expire upon certain termination events. The discount charge is 2% over the Bank of Scotland base rate. As of March 31, 2004 gross accounts receivable of $12,087 (2003: $6,574) were transferred to the finance company and $1,635 (2003: $824) was outstanding on the credit facility.


NOTE H - SHORT TERM LOAN

       On September 15, 2003, a subsidiary, Espotting Media (UK) Limited, approved up to $5,000 in variable rate redeemable secured loan notes (Loan Notes C) and issued $4,950. Upon completion of the potential merger with FindWhat.com each note shall automatically be converted into certificates representing that number of shares of common stock equal to the greater of (i) the difference between the number of shares of Espotting Media Inc. Capital Stock divided by 0.9993 multiplied by the fraction of the repayment amount divided by $100,000 and the number of shares of Espotting Media capital stock and (ii) the repayment amount multiplied by 1.15 divided by the sum of the per share stock consideration and the per share cash consideration. If no merger has occurred between the Company and FindWhat.com, noteholders have the option at the earlier of one year from the date of the C Loan note agreement or termination of the merger with FindWhat.com to either demand the repayment of the loan or convert the amounts due into the Company's common stock at par value.

       On June 18, 2003, the Company entered into a loan with FindWhat.com for $2,000. On January 31, 2004, FindWhat.com agreed to and amended the terms of its $2,000 loan to the Company to require the loan principal and interest to become payable by the Company on the earlier of the closing date of a merger with FindWhat.com, the termination of the proposed merger, or July 31, 2004.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE I - LONG-TERM DEBT

       On December 6, 2001, a subsidiary, Espotting Media (UK) Limited, approved and issued $7,792 ((pound)5,500 fixed in pounds) in variable rate redeemable secured loan notes (Loan Notes A). On August 19, 2002, Espotting Media (UK) Limited, approved an additional $7,636 ((pound)5,000 fixed in pounds) variable rate redeemable secured loan notes (Loan Notes
       B) and issued $5,155 ((pound)3,326 fixed in pounds). Investors have the option at their discretion to transfer the notes to the parent for Espotting Media Common stock. At the investor's election, they can subscribe for shares of common stock of the parent at a price per share equal to the then applicable exchange rate (defined in the loan document) which varies over time. At the date of issuance the exchange rate for A Loan Notes was (pound)1.047979 fixed in pounds of notes for each share of common stock and for the B Loan Notes (pound)1.4304291 fixed in pounds of notes for each share of common stock. For both A and B loan notes the exchange rate from loan to shares in common stock can be varied depending
       (i) on the nature of any sale of the company; (ii) changes in issued shares in common stock or share options.

       Long-term debt consists of the following at March 31, 2004 and 2003:


                                                                         2004           2003
                                                                         ----           ----
          Loan notes A payable to individuals and entities on           $10,086       $ 8,671
          or after December 31, 2006, including interest of 8%
          from December 6, 2001 to December 31, 2002, and for
          each subsequent year interest of 1% higher than for
          the preceding year, not to exceed 12%

          Loan notes B payable to individuals and entities on             6,074         5,222
          or after December 31, 2006, including interest of 8%
          from August 19, 2002 to December 31, 2002, and for
          each subsequent year interest of 1% higher than for
          the preceding year, not to exceed 12%

          Advance payable to Mary McDonnell on demand, or in                 --           236
          the absence of any formal demand not later than
          December 31, 2004, including interest at the rate of
          5% above prevailing Barclays Bank Plc base lending
          rate, unsecured.

          Loan note payable to finance company with monthly                  15            --
          principal and interest payments through November
          2005. The note bears interest at 10%.
                                                                     -------------------------

          Subtotal debt                                                  16,175        14,129
          Less:
            Related party portion of loan notes A and B                    -730          -628
            Related party loan to Mary McDonnell                             --          -236
            Short-term portion                                               -9            --
                                                                     -------------------------
          Long-term debt                                                $15,436       $13,265
                                                                     =========================

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE I - LONG-TERM DEBT (CONTINUED)

       Future maturities of long-term debt are as follows as of March 31, 2004:

                      2005                                            $9
                      2006                                             6
                      2007                                        16,160

                                                           --------------
                                                                 $16,175
                                                           --------------


NOTE J -CAPITAL LEASES

       The Company leases certain machinery and equipment under agreements that are classified as capital leases. The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of March 31, 2004, are as follows:

                                                       Year ending
                                                         March 31

                                                            2005        $ 100
                                                            2006           35
                                                            2007            7
                                                            2008            4
                                                                    ----------
         Total minimum lease payments                                     146
                                                                    ----------

         Less: Amount representing interest                               (17)
                                                                    ----------
         Present value of net minimum lease payments                      129
         Less: Current maturities of capital lease obligations           (111)
                                                                    ----------
         Long-term capital lease obligations                            $  18
                                                                    ==========

NOTE K - RELATED PARTY TRANSACTIONS

       The Company has received loans from immediate family members of the board and management. In addition, the Company has a loan with a company owned by an immediate family member of a board member.

       The Company utilizes Goldberg Linde Solicitors to provide various legal services. Carl Linde is a board member of the Company and a partner in Goldberg Linde. The following schedule summarizes the related party transactions:

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE K - RELATED PARTY TRANSACTIONS (CONTINUED)

                                                                                2004       2003        2002
                                                                                ----       ----        ----
        Loans from immediate family members of board members
        (included in long term debt in Note I ):
          Loan proceeds received for the year ending March 31                  $  181       $219        $567
          Interest expense for the year ending March 31                            36        109           0
          Loans payable as of March 31                                            730        864         570
          Accrued interest payable as of March 31                                  67         79           7

        Legal services provided by related party:
          Expense for the year ending March 31                                  1,327        405          25
          Amounts payable as of March 31                                          604        126          13



NOTE L - COMMITMENTS


   1.  Operating Leases

       The Company leases office space and equipment on behalf of its subsidiaries for various terms under long-term, non-cancellable operating lease agreements. Rental leases expire at various dates through December 2010.

       All leases contain provisions requiring the subsidiaries to pay their share of building service expenses. For the years ended March 31, 2004, 2003 and 2002, the Company recorded approximately $1,133, $534 and $304 respectively, as rent expense under its leasing arrangements.

       Future minimum payments under non-cancellable operating leases consisted of the following at March 31, 2004:

                2005                                 $  483
                2006                                    368
                2007                                    234
                2008                                    151
                2009                                    108
                2010                                     24
                                                 -----------
                Total                                $1,368
                                                 ===========


   2.  Employment Agreements

       The Company has issued employment agreements to key executives containing various terms and conditions. In accordance with certain limitations, the employment agreements contain minimum salary requirements, accelerated option vesting terms and severance pay packages.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE L - COMMITMENTS (CONTINUED)

   3.  Indemnifications

       The Company indemnifies officers and/or directors against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because such individual has acted in the capacity of director and/or officer of the Company. The officer and/or director must have conducted him or herself in good faith, and reasonably believed that his or her conduct was in, or not opposed to, the Company's best interests. In a criminal action he or she must not have had a reasonable cause to believe his or her conduct was unlawful. Costs not covered by the Company's directors and officers liability insurance will be covered by the Company. This indemnification is ongoing and does not include a limit on the maximum potential future payments; nor are there any recourse provisions or collateral that may offset the cost. As of March 31, 2004, the Company has not recorded a liability for any obligations arising as a result of these indemnifications.


NOTE M - CONCENTRATIONS OF CREDIT RISK

       The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with credit financial institutions, which it believes are of high quality.

       During the years ended March 31, 2002, March 31, 2003 and March 31, 2004, no customer represented 10% or more of total revenue.


NOTE N - PER SHARE DATA

       Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. For the years ended March 31, 2004, 2003 and 2002 there were 439,425, 204,368, and 204,368 outstanding options respectively with prices ranging from $1.45 - $4.00, and loan notes potentially convertible into shares which were excluded from the dilutive loss per share calculation because the effect would be anti-dilutive.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE O - INCOME TAXES

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at March 31 are as follows:

                                                                           2004                 2003
                                                                           ----                 ----
                 Deferred tax assets
                     Net operating loss carry forwards                  $ 9,433              $ 7,185
                     Other                                                   --                  363

                 Deferred tax liability
                     Other                                                  125                  132
                                                                            ---                 ----

                 Net deferred tax assets before
                 valuation    allowance                                   9,308                7,416
                     Valuation allowance                                 (9,308)              (7,416)
                                                                        -------         ------------
                     Net deferred tax liability                              $0                   $0
                                                                             ==                   ==

       The recognition of deferred tax assets is appropriate if realization of such assets is more likely than not. Accordingly, based on current and projected taxable income over the periods which the deferred tax assets are deductible, management does not believe it is more likely than not that the Company will realize the benefits of these deductible differences. Such potential future benefits have therefore been fully reserved by a valuation allowance, and accordingly, there are no net deferred tax assets is recognized.

       The income tax expense in the consolidated statements of operations consisted of the following:

                                                                     Year ended March 31
                                                            2004              2003              2002
                                                            ----              ----              ----
       Current provision
         Domestic                                        $    --           $    --           $    --
         Foreign                                              --                --                --
                                                 ---------------- ----------------- -----------------
                                                              --                --                --
                                                 ---------------- ----------------- -----------------

       Deferred provision (benefit):
         Domestic                                        $    --           $    --           $    --
         Foreign                                           1,892             4,480             2,149
                                                 ---------------- ----------------- -----------------
                                                           1,892             4,480             2,149
         Change in valuation allowance                    (1,892)           (4,480)           (2,149)
                                                 ---------------- ----------------- -----------------
          Total                                          $    --           $    --           $    --
                                                 ================ ================= =================

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


NOTE O - INCOME TAXES (CONTINUED)

       The reconciliation of the Company's statutory tax rate to the effective tax rate is as follows for the year ended March 31:



                                                     2004     2003    2002
                                                     ----     ----    ----
         Statutory rate                               30%      30%      30%
         Deferred tax asset valuation allowance      -29      -29      -34
         Difference in foreign tax rates              -1       -1        4
                                                     ---      ---      ---
                                                       0%       0%       0%
                                                     ===      ===      ===

       Gross operating losses in foreign countries generally have indefinite carryforward lives subject to certain limitations by country and are composed of the following at March 31:

                           2004      2003      2002   Carry forward limitations
                           ----      ----      ----   -------------------------
       United Kingdom   $10,020   $ 9,893   $ 1,964      Indefinite
       Germany            4,150     3,660       539      Indefinite
       France             8,387     5,727       431      5 years
       Spain              2,810     1,913        --      5 years
       Italy              3,830     2,033        --      5 years
       Scandinavia        1,830       720        --      Indefinite

NOTE P - NONCASH INVESTING AND FINANCING ACTIVITIES

       The Company acquired fixed assets with capital leases in the amounts of $Nil, $126 and $223 for the years ended March 31, 2004, 2003 and 2002, respectively.

NOTE Q - LITIGATION

       The Company expenses all legal fees as incurred. It is a defendant and prosecutor in various legal proceedings from time to time, regarded as normal to its business and, in the opinion of management, the ultimate outcome of such proceedings, is not expected to materially affect the Company's financial position or the results of its operations. Accordingly, no accruals for losses or gains have been made related to these legal proceedings as of March 31 2004 or 2003.

NOTE R - SUBSEQUENT EVENTS

       On June 18, 2003, the Company entered into negotiations with FindWhat.com for the sale of the Company. FindWhat.com is seeking a 100% purchase of the capital of Espotting Media Inc. The result will mean Espotting Media Inc. will be a wholly owned direct subsidiary of FindWhat.com. The transaction has not been completed at the date of the report.

       On May 7, 2004, a subsidiary, Espotting Media (UK) Limited repaid $2,000 to one Loan Note C noteholder on agreement from both parties.

       On June 2, 2004 the majority of Espotting's stockholders approved the acquisition of the Company by FindWhat.com and on June 4, 2004 the majority of FindWhat.com's stockholders approved the acquisition, thereby satisfying two of the closing conditions of the merger agreement.

                              ESPOTTING MEDIA INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE S - SEGMENT INFORMATION

       The Company operates in a single business segment that includes providing keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model. The following table summarizes the Company's revenues and long-lived assets in different geographic locations:

                                               YEAR ENDED MARCH 31,
                                               --------------------
                                         2004          2003          2002
                                         ----          ----         ----
         External revenue
           United Kingdom              $ 73,740      $ 31,880      $  4,976
           Germany                       16,853         6,483           156
           France                        11,467         4,950           223
           Other European markets         6,389           898            --
                                       ------------------------------------
                                       $108,449      $ 44,211      $  5,355
                                       ====================================

         Long-lived assets
           United Kingdom              $  2,372      $  1,321      $    554
           Germany                           47            24             2
           France                           106            45             2
           Other European markets           143            94            --
                                       ------------------------------------
                                       $  2,668      $  1,484      $    558
                                       ====================================

       Geographic area for Revenue purposes is based on the country in which the customer places their order. The geographic summary of long-lived assets is based on physical location.

                                    FINDWHAT
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         As discussed elsewhere in a Current Report on Form 8-K dated March 22, 2004 and amended April 9, 2004, FindWhat.com (FindWhat) completed its acquisition of Comet Systems, Inc. (Comet) on March 22, 2004. In addition, FindWhat is proposing to acquire Espotting Media Inc. (Espotting) subject to regulatory approval and other matters described herein.

         The following unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 and the three months ended March 31, 2004 give effect to the merger of FindWhat and Comet, and the merger of FindWhat and Espotting as if the two mergers had both occurred on January 1, 2003 and January 1, 2004, respectively. The following unaudited pro forma condensed consolidated balance sheet data as of March 31, 2004 give effect to the Espotting merger as if it had occurred on March 31, 2004. The unaudited pro forma condensed consolidated financial data were prepared from (1) FindWhat's audited historical consolidated financial statements as of and for the year ended December 31, 2003, (2) FindWhat's unaudited historical consolidated financial statements as of and for the three months ended March 31, 2004, (3) Comet's audited historical consolidated financial statements as of and for the year ended December 31, 2003, (4) Comet's unaudited historical consolidated financial statements for the period from January 1, 2004 to March 22, 2004 and
(5) Espotting's audited historical consolidated financial statements as of and for the year ended March 31, 2004 (its most recently completed fiscal year), audited historical consolidated financial statements as of and for the nine months ended December 31, 2003 and unaudited historical consolidated financial statements as of and for the nine months ended December 31, 2002.

         FindWhat and Espotting have different fiscal year-end dates. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003, FindWhat's most recently completed fiscal year, reflects Espotting's historical statement of income data for the twelve months ended December 31, 2003 using the three periods of financial statements described in (5) in the paragraph above. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2004 includes the results of Espotting for those same three months.

         The unaudited pro forma condensed consolidated financial data include all adjustments necessary for a fair presentation of the data and, in the opinion of management, have been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed consolidated financial data are a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the mergers on the financial position and results of operations of FindWhat. The unaudited pro forma condensed consolidated financial data do not reflect the effects of any anticipated changes to be made by FindWhat to the operations, are presented for information purposes only, and should not be construed to be indicative of results of operations or financial position that actually would have occurred had the mergers of FindWhat, Comet and Espotting been consummated as of the date indicated, or the combined entity's future results of operations or financial position.

         The merger of FindWhat and Comet has been, and the merger of FindWhat and Espotting will be, accounted for as a purchase business combination. The acquired assets and assumed liabilities of Espotting are stated in the unaudited pro forma condensed consolidated balance sheet data at amounts representing an allocation of the Espotting purchase price based upon a preliminary estimate of the fair values of the acquired tangible and intangible assets and assumed liabilities at the assumed March 31, 2004 acquisition date. Because Comet was acquired on March 22, 2004, the historical balance sheet of FindWhat already includes Comet at March 31, 2004 and hence there are no associated pro forma adjustments.

         The unaudited pro forma condensed consolidated financial data are based upon the financial condition and operating results of Comet and Espotting during periods when they were not under the control, influence, or management of FindWhat. The information presented may not be indicative of the results of operations that would have actually occurred had the two mergers been completed as of January 1, 2003, January 1, 2004 or March 31, 2004, as applicable, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. FindWhat expects to incur reorganization and integration expenses with respect to these mergers. The unaudited pro forma condensed consolidated financial data do not give effect to these expenses or any synergies that may occur due to the integration of FindWhat, Comet and Espotting and should be read in conjunction with the historical financial statements and related notes of FindWhat, which are included in FindWhat's annual report for the year ended December 31, 2003 on Form 10-K and its quarterly report for the quarter ended March 31, 2004 on

Form 10-Q, the historical financial statements of Comet, which are included in a Current Report on Form 8-K/A filed on April 9, 2004, and the historical financial statements of Espotting, which are included elsewhere herein.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                    FINDWHAT
                                 MARCH 31, 2004
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PAR VALUES)


                                                                                ESPOTTING                    ESPOTTING AND
                                                                                PRO FORMA      ESPOTTING       FINDWHAT
                                                    FINDWHAT     ESPOTTING     ADJUSTMENTS       NOTES         PRO FORMA
                                                    --------     ---------     -----------     ---------     -------------
                ASSETS
CURRENT ASSETS
    Cash and cash equivalents                       $ 55,181     $  6,752       $(10,816)         (B-1)        $ 51,117
    Accounts receivable, net                           7,990       16,361             --                         24,351
    Deferred tax assets                                  467           --             --                            467
    Note receivable                                    2,080           --         (2,080)         (B-2)              --
    Prepaid expenses and other current assets          2,947        1,962         (2,464)         (B-3)             585
                                                                                  (1,860)         (B-4)
                                                    --------     --------       --------                       --------
        Total current assets                          68,665       25,075        (17,220)                        76,520

EQUIPMENT AND FURNITURE - NET                          5,607        2,668             --                          8,275

GOODWILL                                               9,370           --        156,659          (B-5)         166,029
INTANGIBLE ASSETS - NET                               13,574           --         11,970          (B-5)          25,544
DEFERRED TAX ASSETS, NET                              10,568           --          3,877          (B-6)          14,445
OTHER ASSETS                                             441        1,359           (422)         (B-7)           1,378
                                                    --------     --------       --------                       --------
        Total assets                                $108,225     $ 29,102       $154,864                       $292,191
                                                    ========     ========       ========                       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses           $  9,041     $ 25,702            (63)         (B-8)          43,547
                                                                                   3,311          (B-9)
                                                                                   5,556          (B-4)
    Note payable                                       1,366           --             --                          1,366
    Deferred revenue                                   2,164        3,444             --                          5,608
    Accounts payable and accrued expenses to
     related party                                        --          604             --                            604
    Bank overdraft                                        --           33             --                             33
    Due to factor                                         --        1,635             --                          1,635
    Short-term debt                                       --        7,030         (2,080)         (B-2)           2,000
                                                                                  (2,950)         (B-7)

    Current portion long-term debt                       139            9             --                            148
    Current portion of capital lease obligations          --          111             --                            111
    Deferred tax liabilities - current                 1,272           --             --                          1,272
    Other current liabilities                            765           --                                           765
                                                    --------     --------       --------                       --------
        Total current liabilities                     14,747       38,568          3,774                         57,089

DEFERRED TAX LIABILITIES                               4,009           --          3,877          (B-6)           7,886
LONG-TERM DEBT                                           158       15,436        (15,430)         (B-8)             164
LONG-TERM DEBT TO RELATED PARTY                           --          730           (730)         (B-8)              --
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION           --           18             --                             18
OTHER LIABILITIES                                      1,699           --          2,374          (B-4)           4,073
                                                    --------     --------       --------                       --------
        Total liabilities                             20,613       54,752         (9,909)                        69,230
                                                    --------     --------       --------                       --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock                                       --           --             --                             --
    Common stock                                          23          115           (195)        (B-10)              30
                                                                                      80          (B-8)
                                                                                       7         (B-11)
    Additional paid-in capital                        72,385        5,644        (26,471)        (B-10)         207,727
                                                                                 135,342         (B-11)
                                                                                  20,827          (B-8)
    Treasury stock                                       (82)          --             --                            (82)
    Deferred compensation                                 --           --             --                             --
    Accumulated other comprehensive loss                  --       (2,668)         2,668         (B-10)              --
    Accumulated earnings (deficit)                    15,286      (28,741)        28,741         (B-10)          15,286
                                                    --------     --------       --------                       --------
        Total stockholders' equity (deficit)          87,612      (25,650)       160,999                        222,961
                                                    --------     --------       --------                       --------
        Total liabilities and stockholders'
          equity (deficit)                          $108,225     $ 29,102       $154,864                       $292,191
                                                    ========     ========       ========                       ========

    The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    FINDWHAT
                          YEAR ENDED DECEMBER 31, 2003
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                                       ESPOTTING,
                                                          COMET             COMET AND              ESPOTTING           COMET AND
                                                        PRO FORMA            FINDWHAT              PRO FORMA            FINDWHAT
                                    FINDWHAT   COMET   ADJUSTMENTS   NOTES  PRO FORMA  ESPOTTING  ADJUSTMENTS  NOTES   PRO FORMA
                                    --------  -------  -----------  ------  ---------  ---------  -----------  ------  ---------
Revenues                            $ 72,221  $ 8,422    $    --             $80,643   $ 94,453     $(1,972)    (B-12)  $173,124
                                    --------  -------    -------             -------   --------     -------             --------

Operating expenses
  Search serving                       2,802      860         --               3,662      2,503          --                6,165
  Marketing, sales and service        40,963    1,041         --              42,004     86,111      (6,604)    (B-12)   121,511
  General and administrative           8,604    2,703       (331)    (A-1)    10,976     14,804          --               25,780
  Product development                  1,520    2,269         --               3,789         --          --                3,789
  Amortization of deferred
    compensation                          --      153         --                 153         --          --                  153
  Loss related to unused office
    space under operating lease           --    1,500        303     (A-2)     1,803         --          --                1,803
  Merger expenses                         --       --         --                  --      1,889      (1,889)    (B-13)        --
  Amortization of intangible
    assets                                --       82      2,918     (A-3)     3,000         --       1,323     (B-14)     4,323
                                    --------  -------    -------             -------   --------     -------             --------
Total operating expenses              53,889    8,608      2,890              65,387    105,307      (7,170)             163,524
                                    --------  -------    -------             -------   --------     -------             --------

Income (loss) from operations         18,332     (186)    (2,890)             15,256    (10,854)      5,198                9,600
Other income (expense)
  Foreign currency translation loss       --       --         --                  --         52          --                   52
  Interest expense                        --     (144)        71     (A-4)       (73)    (1,610)      1,167    (B-15)       (516)
  Interest income                        532       39        (86)    (A-5)       485         17        (126)   (B-16)        376
                                    --------  -------    -------             -------    -------     -------             --------

Income (loss) before provision for
  income taxes                        18,864     (291)    (2,905)             15,668    (12,395)      6,239                9,512

Income tax expense                     7,106       --          5     (A-6)     7,111         --         (48)   (B-17)      7,063
                                    --------  -------    -------             -------   --------     -------             --------

Net income (loss)                   $ 11,758   $ (291)   $(2,910)            $ 8,557   $(12,395)    $ 6,287             $  2,449
                                    ========  =======    =======             =======   ========     =======             ========

Net income (loss) per share
    Basic                           $   0.59                                                                            $   0.09
                                    ========                                                                            ========
    Diluted                         $   0.53                                                                            $   0.08
                                    ========                                                                            ========

Weighted-average number of common
  shares outstanding
    Basic                             19,867                                                                              27,705
                                    ========                                                                            ========
    Diluted                           22,076                                                                              30,492
                                    ========                                                                            ========

    The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    FINDWHAT
                        THREE MONTHS ENDED MARCH 31, 2004
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                        FINDWHAT           COMET             COMET               COMET AND
                                     QUARTER ENDED     JANUARY 1, 2004     PRO FORMA              FINDWHAT
                                     MARCH 31, 2004   TO MARCH 22, 2004   ADJUSTMENTS   NOTES    PRO FORMA
                                     --------------   -----------------   -----------   -----    ---------
Revenues                                $ 24,686          $  2,844          $     --             $ 27,530
                                        --------          --------          --------             --------

Operating expenses
  Search serving                             844               182                --                1,026
  Marketing, sales and service            13,540             1,355                --               14,895
  General and administrative               3,459               517              (104)   (A-1)       3,872
  Product development                        600               641                --                1,241
  Merger expenses                             --             1,875            (1,875)   (A-7)          --
  Amortization of intangible assets          189                29               795    (A-3)       1,013
                                        --------          --------          --------             --------
Total operating expenses                  18,632             4,599            (1,184)              22,047
                                        --------          --------          --------             --------

Income (loss) from operations              6,054            (1,755)            1,184                5,483
Other income (expense)
  Foreign currency translation loss           --                --                --                   --
  Interest expense                            --                (4)              (20)   (A-4)         (24)
  Interest and other income                  180               193               (18)   (A-5)         355
                                        --------          --------          --------             --------

Income (loss) before provision for
  income taxes                             6,234            (1,566)            1,146                5,814

Income tax expense                         2,432                32              (197)   (A-6)       2,267
                                        --------          --------          --------             --------

Net income (loss)                       $  3,802          $ (1,598)         $  1,343             $  3,547
                                        ========          ========          ========             ========

Net income (loss) per share
    Basic                               $   0.17
                                        ========
    Diluted                             $   0.16
                                        ========

Weighted-average number of common
  shares outstanding
    Basic                                 21,899
                                        ========
    Diluted                               24,053
                                        ========


                                                                                ESPOTTING,
                                       ESPOTTING        ESPOTTING               COMET AND
                                     QUARTER ENDED       PRO FORMA               FINDWHAT
                                     MARCH 31, 2004    ADJUSTMENTS    NOTES     PRO FORMA
                                     --------------    -----------    -----     ---------
Revenues                                $ 32,508         $   (414)              $ 59,624
                                        --------         --------     (B-12)    --------

Operating expenses
  Search serving                             699               --                  1,725
  Marketing, sales and service            23,635           (1,822)    (B-12)      36,708
  General and administrative               4,322               --                  8,194
  Product development                         --               --                  1,241
  Merger expenses                            477             (477)    (B-13)          --
  Amortization of intangible assets           --              331     (B-14)       1,344
                                        --------         --------               --------
Total operating expenses                  29,133           (1,968)                49,212
                                        --------         --------               --------

Income (loss) from operations              3,375            1,544                 10,412
Other income (expense)
  Foreign currency translation loss           14               --                     14
  Interest expense                          (784)             582     (B-15)        (226)
  Interest and other income                    7              (60)    (B-16)         302
                                        --------         --------               --------

Income (loss) before provision for
  income taxes                             2,612            2,076                 10,502

Income tax expense                            --              (23)    (B-17)       2,244
                                        --------         --------               --------

Net income (loss)                       $  2,612         $  2,099               $  8,258
                                        ========         ========               ========

Net income (loss) per share
    Basic                                                                       $   0.28
                                                                                ========
    Diluted                                                                     $   0.26
                                                                                ========

Weighted-average number of common
  shares outstanding
    Basic                                                                         29,494
                                                                                ========
    Diluted                                                                       32,226
                                                                                ========

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CON DENSED CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRO FORMA PRESENTATION

         COMET BASIS OF PRO FORMA PRESENTATION

         On March 22, 2004, FindWhat.com (FindWhat), a leading developer and provider of performance-based marketing and commerce enabling services for online businesses, completed its acquisition of all the outstanding stock of Comet Systems, Inc. (Comet), a leading provider of connected desktop consumer software. In connection with the acquisition, FindWhat issued 837,510 shares of FindWhat common stock valued at $18.43 per share (which was the average closing price from March 18, 2004 to March 22, 2004) and paid approximately $8.1 million in cash, after reduction for a preliminary estimate of the net asset value adjustment, to Comet stockholders. Comet stockholders may receive up to an additional $10.0 million in cash based on Comet's operating performance in 2004 and 2005, which has not been recorded in these pro forma financial statements.

         FindWhat's total acquisition costs are estimated to equal $0.5 million. Comet's results of operations for the period from January 1, 2004 to March 22, 2004 include $1.875 million of merger costs which were expensed as incurred.

         Comet's current and long-term liabilities include an accrued loss of approximately $1.5 million representing the present value of the lease obligation related to unused office space under Comet's current operating lease. Presently, FindWhat does not expect to occupy the space and hence the liability has been reflected in the fair value of liabilities at $1.8 million using FindWhat's discount rate. However, this assessment is preliminary and FindWhat expects to further evaluate its plans for the office space in the next few months. If it becomes probable that FindWhat, or a third party sub-lessee, may occupy this unused space in the future, the liability may be decreased and goodwill will be decreased accordingly.

         The unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2003 gives effect to the merger of FindWhat and Comet as if the merger had occurred on January 1, 2003.

         The unaudited pro forma condensed consolidated statement of income data for the three months ended March 31, 2004 gives effect to the merger of FindWhat and Comet as if the merger had occurred on January 1, 2004.

         The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2004 gives effect to the merger as if it had occurred on March 31, 2004.

         Certain amounts in Comet's financial statements have been reclassified to conform to FindWhat's presentation.

         ESPOTTING BASIS OF PRO FORMA PRESENTATION

         On February 9, 2004, FindWhat announced the signing of an amended agreement to merge with privately owned Espotting Media Inc. (Espotting).

         Under the terms of the transaction, Espotting stockholders will receive
7.0 million shares of FindWhat common stock, subject to an escrow adjustment, and approximately $20.0 million in cash, subject to a net asset adjustment based upon Espotting's net assets on the closing date. FindWhat will also issue options and warrants to purchase an estimated 778,731 shares of FindWhat common stock to Espotting employees and affiliates in exchange for fully vested options and warrants of Espotting, with an average exercise price of $5.20, which is below the fair value of FindWhat's common stock on date of issuance. FindWhat's total acquisition costs are estimated to equal $3.0 million. As of March 31, 2004, FindWhat had incurred acquisition costs of $2.5 million, which are included in FindWhat's prepaid expenses and other current assets.

         Espotting results of operations for the year ended December 31, 2003 and for the three months ended March 31, 2004 include $1.9 million and $0.5 million in acquisition related charges, respectively, which were expensed as incurred as financing costs.

         The unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2003 gives effect to the proposed merger of FindWhat and Espotting as if the merger had occurred on January 1, 2003.

         The unaudited pro forma condensed consolidated statement of income data for the three months ended March 31, 2004 gives effect to the merger of FindWhat and Espotting as if the merger had occurred on January 1, 2004.

         The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2004 gives effect to the merger as if it had occurred on March 31, 2004.

         Certain amounts in Espotting's financial statements have been reclassified to conform to FindWhat's presentation.

2.       PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         COMET PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         The unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price for Comet of approximately $24.0 million as follows (in thousands):

        Common stock (837,510 shares at $18.43 per share)     $  15,435
        Cash                                                      8,057
        Acquisition costs                                           500
                                                             -----------
        Total                                                 $  23,992
                                                             ===========


         Under the purchase method of accounting, the total estimated purchase price is allocated to Comet's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on FindWhat's final analysis, is as follows (in thousands):

         Cash                                             $   4,779
         Short-term investments                                 359
         Accounts receivable, net                             1,599
         Other current assets                                    47
         Property and equipment, net                            325
         Deferred tax assets                                 10,499
         Other assets                                           250
         Intangible assets
             Trademarks                                         100
             Websites and domain names                          800
             Patents                                            600
             Customer relationships                           1,300
             License and distribution agreements                 30
             Partner agreements                                  30
             Developed technology                             7,900
             Goodwill                                         2,614
         Accounts payable and accrued expenses                 (198)
         Other current liabilities                             (719)
         Long-term debt                                        (309)
         Other liabilities                                   (1,925)
         Deferred tax liabilities                            (4,089)
                                                         -----------
         Total                                            $  23,992
                                                         ===========

         ESPOTTING PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         Using the average closing price of the Company's common stock from February 5, 2004 to February 9, 2004 which was $19.17, the unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price of approximately $150.4 million.


    Common stock (7 million shares at $19.17, assumed
        price per share)                                           $  134,190
    Cash ($20 million less $2.1 million for outstanding
     note receivable, and less $5.9 million additional
        net asset adjustment)                                          12,014
    Stock options and warrants (778,731 options and warrants
        at $1.49 fair value per share using the Black-Scholes
        option pricing model)                                           1,159
    Acquisition costs                                                   3,000
                                                                  ------------
    Total                                                          $  150,363
                                                                  ============

         Under the purchase method of accounting, the total estimated purchase price is allocated to Espotting's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on FindWhat's final analysis, is as follows (in thousands):

    Cash                                                          $   8,486
     Accounts receivable, net                                        16,361
     Other current assets                                               102
     Property and equipment, net                                      2,668
     Deferred tax assets, net                                         3,877
     Other assets                                                       937
     Intangible assets
         Tradename/Trademarks                                           830
         Affiliate contracts                                         10,000
         Advertiser relationships                                       710
         Developed technology                                           430
         Goodwill                                                   156,659
     Accounts payable and accrued expenses                          (34,506)
     Deferred revenue                                                (3,444)
     Accounts payable and accrued expenses to related party            (604)
     Bank overdraft                                                     (33)
     Due to factor                                                   (1,635)
     Short-term debt                                                 (2,000)
     Loan note payable to finance company                               (15)
     Note payable and accrued interest payable to FindWhat           (2,080)
     Other liabilities                                               (2,374)
     Deferred tax liabilities                                        (3,877)
     Capital lease obligations                                         (129)
                                                                ------------
     Total                                                        $ 150,363
                                                                ============

COMET PRO FORMA ADJUSTMENTS

STATEMENT OF OPERATIONS

(A-1) To amortize the above-market building lease liability as a reduction of rent expense.

(A-2) To adjust the loss related to unused office space under operating lease using FindWhat's discount rate.

(A-3) To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger, with the estimated lives, as follows:

                                                                 Estimated Lives        Annual            Three months
                                               Fair Value        of Intangible       Ammortization       Ammortization
                                             (in thousands)          Assets          (in thousands)      (in thousands)
                                          ---------------------------------------------------------------------------------
    Trademarks                                  $    100           Indefinite          $     --             $     --
    Websites and domain names                        800           Indefinite                --                   --
    Patents                                          600            10 years                 60                   15
    Customer relationships                         1,300            8 months              1,300                  488
    License and distribution agreements               30             1 year                  30                    8
    Partner agreements                                30             1 year                  30                    8
    Developed technology                           7,900             5 years              1,580                  395
    Goodwill                                       4,393           Indefinite                --                   --

(A-4) To reflect the decrease in interest expense related to the amortization of the accrued liability for the unoccupied portion of the building lease, to recognize interest expense related to the over market liability for the occupied portion of building lease and to decrease the interest expense related to the long-term debt.

(A-5) To reflect the decrease in interest income based on cash consideration for the merger of $8.1 million and $0.5 million of direct acquisition costs assuming an annual interest rate of 1%.

(A-6) To adjust the provision for taxes to reflect the impact of the pro forma adjustments using FindWhat's effective tax rate.

(A-7)    To eliminate Comet's direct merger expenses.

ESPOTTING PRO FORMA ADJUSTMENTS

BALANCE SHEET

(B-1) To reflect the estimated cash to be paid in connection with the proposed merger of $10.8 million. The amount of cash Espotting stockholders will receive may vary based upon Espotting's net assets on the closing date, as described in the merger agreement. Using the net assets in Espotting's historical financial statements as of March 31, 2004, the cash consideration of $20.0 million to be paid to Espotting would have been decreased to $12.0 million due to $5.9 million of net asset adjustment (which includes $3.3 million of Espotting's accrued merger fees to be paid by FindWhat described in B-9 below) and $2.1 million for the repayment of the note payable to FindWhat and related interest described in (B-2) below and the cash was further decreased for the payment of the accrued interest on Loan Notes A that will be settled with a cash payment of $1.7 million and the balance of FindWhat's direct acquisition costs to be paid of $536,000.

(B-2) To reflect settlement in full, at closing of the merger, of the $2.0 million note receivable from FindWhat to Espotting and related interest receivable of $80,000.

(B-3) To reclassify FindWhat's estimated direct acquisition costs of approximately $3.0 million to the purchase price, $2.5 million of which was incurred and included in prepaid expenses and other current assets as of March 31, 2004. The actual amount could differ upon the closing of the proposed merger.

(B-4) To reflect the fair value of a contract liability to be assumed in the merger which has no economic value to FindWhat, of $7.9 million representing the net present value of future payments due under the contract and to eliminate the associated prepaid contract fees of $1.9 million as of March 31, 2004.

(B-5) To record estimated values of amortizable intangible assets and non-amortizable goodwill and tradename/trademarks resulting from the proposed merger, with their estimated lives, as follows:

                                                     Estimated Lives
                                     Fair Value       of Intangible
                                   (in thousands)         Assets
                                  ----------------  ----------------
       Tradename/Trademarks           $     830        Indefinite
       Affiliate contracts               10,000            10
       Advertiser relationships             710             3
       Developed technology                 430             5
       Goodwill                         156,659        Indefinite


(B-6) The increase in deferred income tax liabilities relates to the tax effect recorded in purchase accounting of the different book and tax basis of the acquired intangibles other than goodwill. The increase in deferred income tax assets relates to the reduction in the valuation allowance previously recorded by Espotting due to these new deferred income tax liabilities.

(B-7) To reflect the write-off of deferred financing costs related to Espotting's Loan Notes A, B and C all of which is to be repaid in cash or exchanged for FindWhat common stock at the merger.

(B-8) To reflect the expected conversion of Espotting's Loan Notes A, B and C and accrued interest payable on Loan Notes B and C into shares of Espotting common stock, excluding $2.0M of Loan Notes C which was paid off on May 7, 2004, and excluding the expected cash payment of $1.7 million of accrued interest on Loan Notes A to be paid by Espotting prior to the merger.

(B-9) To reflect $3.3 million of Espotting merger expenses to be repaid on behalf of Espotting, by reducing the net asset value and hence the cash to be paid at closing. See adjustment (B-1) above.

(B-10) To eliminate the historical stockholders' equity (deficit) of Espotting including the Loan Notes A, B and C conversion described in (B-8) above.

(B-11) To record the estimated fair value of FindWhat shares of common stock ($134.2 million) and options ($1.2 million) to be issued in the proposed merger. Assumes the market price of FindWhat stock equals $19.17 per share and the issuance of 7 million shares of common stock plus 778,731 options with a weighted average exercise price of $5.20 per share, and an estimated fair value of $1.49 per share using the Black-Scholes method.


STATEMENT OF OPERATIONS

(B-12) To eliminate the revenue and expense related to the contract with no economic value to FindWhat as described in (B-4) above.

(B-13)   To eliminate Espotting's direct merger expenses.

(B-14) To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger, with the estimated lives, as follows:

                                                     Estimated Lives          Annual          Three Months
                                    Fair Value        of Intangible        Ammortization      Ammortization
                                  (in thousands)         Assets            (in thousands)     (in thousands)
                                 ----------------   -----------------    -----------------   ----------------
     Tradename/Trademarks          $       830           Indefinite          $      --          $     --
     Affiliate contracts                10,000               10                  1,000               250
     Advertiser relationships              710                3                    237                59
     Developed technology                  430                5                     86                22
     Goodwill                          156,659           Indefinite                 --                --


(B-15) To reflect the decrease of $1.2 million for the year ended December 31, 2003 and $0.6 million for the three months ended March 31, 2004 related to the expected conversion of Loan Notes A, B & C, excluding $2.0 million of Loan Notes C which was paid off on May 7, 2004.

(B-16)   To reflect the decrease in interest income based on the following:

         For the year ended December 31, 2003

            o $72,000 less interest income due to estimated cash consideration for the proposed merger of $7.2 million ($20 million gross consideration less $11.8 million for the estimated net asset adjustment and $911,000 of direct acquisition costs not paid as of December 31, 2003) assuming an annual interest rate of 1%.

            o $54,000 less interest income due to the elimination of the FindWhat note receivable from Espotting at an annual interest rate of 5% since July 17, 2003.

         For the three months ended March 31, 2004

            o $34,000 less interest income due to estimated cash consideration for the proposed merger of $10.1 million ($20 million gross consideration less $5.9 million for the estimated net asset adjustment and $536,000 of FindWhat's direct acquisition costs not paid as of March 31, 2004) assuming an annual interest rate of 1%.

            o $26,000 less interest income due to the elimination of the FindWhat note receivable from Espotting at an annual interest rate of 5% since July 17, 2003.

(B-17) To adjust the provision for taxes to reflect the impact of the pro forma adjustments to FindWhat's results of operations using FindWhat's effective tax rate. As FindWhat and Espotting are in separate tax jurisdictions, no U.S. tax benefit or expense is assumed from Espotting's European net operating results.

3.       PRO FORMA EARNINGS PER SHARE

         YEAR ENDED DECEMBER 31, 2003

         Shares used to calculate unaudited pro forma basic and diluted earnings per share were computed by adding 837,510 shares of FindWhat common stock issued in the Comet merger and by adding 7 million shares of FindWhat common stock assumed to be issued in the proposed Espotting merger. In addition, the stock options and warrants issued by FindWhat and outstanding at December 31, 2003 and the additional stock options and warrants issued to Espotting option and warrant holders have been considered in the diluted earnings per share calculation.

         Details of the calculations follow (in thousands):

                                                                                                                  Espotting,
                                                                                          Comet and                  Comet
                                                                               Comet       FindWhat    Espotting    FindWhat
                                                                   FindWhat  Adjustments   Pro Forma  Adjustments  Pro Forma
                                                                  ---------  ----------- ----------- ------------ -----------

 Weighted-average number of common shares outstanding - basic       19,867        838       20,705        7,000       27,705
 Dilution from stock options and warrants                            2,209         --        2,209          578        2,787
                                                                  ---------  ----------- ----------- ------------ -----------
 Weighted-average number of common shares outstanding - diluted     22,076        838       22,914        7,578       30,492
                                                                  =========  =========== =========== ============ ============

         THREE MONTHS ENDED MARCH 31, 2004

         Shares used to calculate unaudited pro forma basic and diluted earnings per share were computed by adding 837,510 (the shares were issued on March 22, 2004; therefore, the Comet adjustment below represents the incremental weighting as if the shares were issued on January 1, 2004) shares of FindWhat common stock issued in the Comet merger and by adding 7 million shares of FindWhat common stock assumed to be issued in the proposed Espotting merger. In addition, the stock options and warrants issued by FindWhat and outstanding at March 31, 2004 and the additional stock options and warrants issued to Espotting option and warrant holders have been considered in the diluted net earnings per share calculation.

         Details of the calculations follow (in thousands):

                                                                                                                      Espotting,
                                                                                           Comet and                   Comet and
                                                                                 Comet      FindWhat    Espotting      FindWhat
                                                                   FindWhat   Adjustments   Pro Forma   Adjustments   Pro Forma
                                                                  ---------- ------------  ----------- ------------  ------------

 Weighted-average number of common shares outstanding - basic       21,899         595        22,494        7,000        29,494
 Dilution from stock options and warrants                            2,154          --         2,154          578         2,732
                                                                  ---------- ------------  ----------- ------------  ------------
 Weighted-average number of common shares outstanding - diluted     24,053         595        24,648        7,578        32,226
                                                                  ========== ============  =========== ============  ============

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FINDWHAT.COM


Date:  June 29, 2004                  By:
                                          --------------------------------------
                                          Phillip R. Thune
                                          Chief Operating Officer and
                                          Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.                                Description

  2.1 Amended and Restated Agreement and Plan of Merger among FindWhat.com, Who Merger Corp. and Espotting Media Inc., dated February 9, 2004. (Reference is made to Exhibit 2.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004, and incorporated herein by reference.)

 23.1     Consent of Independent Auditors

 99.1 Press Release, dated February 9, 2004, entitled "FindWhat.com Signs Amended Merger Agreement with Espotting." (Reference is made to
          Exhibit 99.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2004, and incorporated herein by reference.)

 99.2 Press Release, dated June 7, 2004, entitled "FindWhat.com and Espotting Shareholders Approve Merger."